The Tax-Exempt Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$273,244
Class B	$1,809
Class C	$13,051
Class F1	$53,370
Class F2	$8,129
Total	$349,603

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4825
Class B	$0.3924
Class C	$0.3862
Class F1	$0.4689
Class F2	$0.4996

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	534,757
Class B	3,317
Class C	30,167
Class F1	110,586
Class F2	15,977
Total	694,804

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.26
Class B	$12.26
Class C	$12.26
Class F1	$12.26
Class F2	$12.26